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                                                                    EXHIBIT 99.1
[NETMANAGE LOGO]


                                                                    NEWS RELEASE

Investor Contact:
-----------------
Michael Peckham
Chief Financial Officer
NetManage, Inc.
(408) 973-7171
invest.rel@netmanage.com
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                       NETMANAGE ANNOUNCES DELAY IN FILING
                            SECOND QUARTER FORM 10-Q


CUPERTINO, CA -- AUGUST 20, 2002 -- NetManage, Inc. (Nasdaq: NETM), experts in host access and integration solutions, today announced that it will be delayed in filing its Form 10-Q, for the period ended June 30, 2002 with the Securities and Exchange Commission.

The Company is reviewing certain accounting matters related to its cumulative translation adjustment account which is a component of accumulated other comprehensive loss and will finalize and file its Form 10-Q once these matters are resolved.

"While we do not like to delay the filing of our Form 10-Q," said Zvi Alon, president, chairman and CEO of NetManage, "we do feel it is important, in these uncertain times, to ensure that all accounting matters have been handled properly."



ABOUT NETMANAGE

Founded in 1990, NetManage, Inc. (Nasdaq: NETM), experts in host access and integration solutions, provides software and consulting services to extend and maximize a company's investment in existing legacy systems and applications. NetManage offers a full range of application integration, Web publishing and host access software for mid-size and Global 2000 enterprises. NetManage has more than 30,000 customers including 480 of the Fortune 500. NetManage sells and services its products worldwide through its direct sales force, international subsidiaries, and authorized channel partners. NetManage is headquartered in Cupertino and has offices worldwide. For more information, visit www.netmanage.com.


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(C) 2002 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.

NetManage, the NetManage logo, the lizard-in-the-box logo, RUMBA, ONESTEP, ViewNow, SupportNow, and OnWeb are either trademarks or registered trademarks of NetManage, Inc., its subsidiaries, and affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding improvement in the Company's competitive position, improvement in financial results and business pipeline, the Company's positioning in the eBusiness market, and the progress and benefits of the Company's execution on its business plan. The Company's actual results could differ materially from the results discussed in the forward-


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looking statements. The factors that could cause or contribute to such differences include, among others, that the markets for the Company's products could grow more slowly than the Company or market analysts believe that current worldwide economic downturn could continue or worsen, that the Company is unable to position itself to take advantage of growth in the eBusiness market, that the Company is unable to integrate or take advantage of its acquisitions successfully, or that the Company will not be able to take advantage of growth in the Company's target markets. In addition, there is no assurance that the Company will not suffer increased competitive pressures; and that corporate buying decisions will not be influenced by the actions of the Company's competitors or other market factors; or that the Company will continue to progress in the execution of its business plan. Additional information on these and other risk factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.